                                                                    EXHIBIT 23.3



               CONSENT OF RYDER SCOTT COMPANY PETROLEUM ENGINEERS

    As independent oil and gas consultants, Ryder Scott Company Petroleum Engineers hereby consents to (a) the use of our reserve report dated as of December 31, 1998 and all references to our firm included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or about March 31, 1999 and (b) to the incorporation by reference of this Form 10-K for the year ended December 31, 1998 in the Registration Statements on Form S-8 (Nos. 33-84256, 33-84258, 33-88196, 333-07255, 33-89282, 333-27525, 333-46129 and 333-48585) and on Form
S-3 (Nos. 333-50547 and 333-57235).

RYDER SCOTT COMPANY PETROLEUM ENGINEERS


March 30, 1999